Lawson Products Reports Fourth Quarter 2016 Results

Average Daily Sales Rise 5.4%

CHICAGO, February 23, 2017 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the fourth quarter ended December 31, 2016.

"Our business improved as 2016 came to a close. Fourth quarter average daily sales increased 5.4% from a year ago and also grew over the immediately preceding quarter. We are seeing evidence in our sales results that we are beginning to grow our way out of the previous downward cycle of the MRO marketplace. It appears the economic headwinds we have faced have begun to subside," said Michael DeCata, president and chief executive officer.

"The steps we have taken, to build a stronger foundation for Lawson over the past few years are starting to yield positive results. We expanded our sales rep team to more than 1,000 at year end. Our efforts to continually improve operations at our state-of- the-art McCook facility provided us the opportunity to further streamline our distribution network while maintaining the high service levels that Lawson customers know and trust. In addition, we successfully completed and integrated three small acquisitions during 2016.

Our strong financial position has provided us with the flexibility to grow both organically and through acquisitions. We are continuing to support our growing sales team with the training and tools they need to succeed in a competitive landscape. Recognizing that we continually strive for improvement, I believe that our recent sales growth will continue," concluded Mr. DeCata.

Highlights

•	Average daily sales increased 5.4% to $1.122 million during the fourth quarter of 2016 compared to $1.065 million in the fourth quarter of 2015.

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Sales in the fourth quarter of 2016 increased 3.6% to $67.3 million from $65.0 million a year ago with one less selling day in the quarter. Gross profit was 60.2%, unchanged from the fourth quarter a year ago.

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We recorded GAAP operating loss of $5.0 million for the fourth quarter of 2016 driven heavily by stock-based compensation and severance expense compared to an operating loss of $3.0 million a year ago. Excluding these items, adjusted non-GAAP operating income increased $0.5 million in the fourth quarter of 2016 compared to 2015 (see reconciliation in Table 1).

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The year ended with $10.4 million of available cash and $35.0 million of availability on our revolving credit facility. In the quarter we renegotiated our credit facility to expand available credit, extend maturity date and reduce fees.

Fourth Quarter Results

Net sales for the fourth quarter of 2016 increased 3.6% to $67.3 million on 60 selling days versus $65.0 million on 61 selling days for the same period a year ago. Average daily sales were $1.122 million in the recent quarter compared with $1.065 million a year earlier. Fourth quarter sales benefited from growth in our Strategic, Kent Automotive and Government accounts as well as $0.8 million contribution from 2016 acquisitions. Additionally, our sales per rep per day increased 2.3% sequentially over the third quarter of 2016, reflecting the ongoing development of our sales team. For the year, sales grew 0.3% on the strength of fourth quarter.

Gross profit percentage remained unchanged at 60.2% in the fourth quarter of both 2016 and 2015. Improvements in warehouse labor costs were offset by higher net freight expense and one fewer selling day in the 2016 quarter to leverage fixed costs. Product margin remained relatively flat for the quarter.

Selling expenses increased $1.9 million compared to a year ago primarily as a result of increased costs associated with the expansion of our sales force and additional compensation on higher sales. As a percent of sales, selling expenses increased to 34.7% in the fourth quarter of 2016 compared to 33.1% in the fourth quarter of 2015.

General and administrative expenses were $22.2 million in the fourth quarter of 2016 compared to $19.6 million in the prior year quarter. This $2.6 million increase was primarily due to $2.1 million of higher stock-based compensation, primarily driven by the increase in our stock price, and $1.4 million of higher severance expenses primarily related to the announced closure of the Fairfield, New Jersey distribution center. Excluding stock-based compensation and severance expenses, general and administrative costs decreased $1.0 million compared to the prior year quarter (see reconciliation in Table 2), primarily due to lower depreciation expense and our continued cost control efforts.

GAAP operating loss was $5.0 million compared to a $3.0 million loss a year ago. However, excluding the previously mentioned stock-based compensation and severance expenses, fourth quarter adjusted non-GAAP operating income improved $0.5 million to $0.4 million compared to an adjusted operating loss of $0.1 million a year ago (see reconciliation in Table 1).

Net loss for the fourth quarter of 2016 was $4.6 million, or $0.53 per diluted share, as compared to a net loss of $3.7 million, or $0.42 per diluted share, for the same period a year ago. The net loss in the 2016 quarter was negatively impacted by the stock-based compensation and severance expenses totaling $5.5 million or $0.62 per diluted share.

During the fourth quarter of 2016, the Company generated $3.2 million of cash from operating activities and ended 2016 with $10.4 million of available cash and equivalents. At year-end, there was $0.8 million outstanding on the revolving credit facility.

"We are optimistic heading into 2017. We intend to expand our sales force, improve sales rep productivity, and actively pursue accretive acquisition opportunities. Lawson’s growth efforts, combined with our continually improving operating efficiency, allows us to enter 2017 well-positioned to take advantage of the improving macro-economic environment,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss fourth quarter 2016 results at 9:00 a.m. Eastern Time on February 23, 2017. The conference call is available by direct dial at 1-866-932-0173 in the U.S. or 1-785-424-1630 from outside of the U.S; conference ID: 223017. A replay of the conference call will be available approximately two hours after completion of the call through March 31, 2017. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 10174#. A streaming audio of the call and an archived replay will also be available on the Investor Relations page of Lawson's website through March 31, 2017.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs.  For additional information, please visit www.lawsonproducts.com or www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2016, Form 10-K filed on February 23, 2017. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net sales	$67,315	$64,961	$276,573	$275,834
Cost of goods sold	26,811	25,870	108,511	106,710
Gross profit	40,504	39,091	168,062	169,124

Operating expenses:
Selling expenses	23,383	21,503	92,908	90,093
General & administrative expenses	22,165	19,642	76,611	75,979
Total SG&A	45,548	41,145	169,519	166,072
Other operating expenses, net	—	931	—	931
Operating expenses	45,548	42,076	169,519	167,003

Operating (loss) income	(5,044)	(2,985)	(1,457)	2,121

Interest expense	(10)	(357)	(496)	(766)
Other (expenses) benefits, net	(17)	7	422	(203)

Income (loss) from continuing operations before income taxes	(5,071)	(3,335)	(1,531)	1,152
Income tax (benefit) expense	(428)	353	98	855

Net (loss) income	$(4,643)	$(3,688)	$(1,629)	$297

Basic and diluted (loss) income per share of common stock	$(0.53)	$(0.42)	$(0.19)	$0.03

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except unaudited share data)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$10,421	$10,765
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	30,200	27,231
Inventories, net	42,561	44,095
Miscellaneous receivables and prepaid expenses	3,788	3,667
Total current assets	87,770	86,558

Property, plant and equipment, net	30,907	35,487
Cash value of life insurance	10,051	10,245
Goodwill	5,520	319
Deferred income taxes	20	51
Other assets	1,039	434
Total assets	$135,307	$133,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$841	$925
Accounts payable	11,307	9,370
Accrued expenses and other liabilities	27,289	26,048
Total current liabilities	39,437	36,343

Security bonus plan	14,216	14,641
Financing lease obligation	7,543	8,539
Deferred compensation	4,830	4,626
Deferred rent liability	3,676	3,912
Other liabilities	4,472	3,769
Total liabilities	74,174	71,830

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued – 8,864,929 and 8,796,264 shares, respectively Outstanding – 8,832,623 and 8,771,120 shares, respectively	8,865	8,796
Capital in excess of par value	11,055	9,877
Retained earnings	41,943	43,572
Treasury stock – 32,306 and 25,144 shares held, respectively	(691)	(515)
Accumulated other comprehensive loss	(39)	(466)
Total stockholders’ equity	61,133	61,264
Total liabilities and stockholders’ equity	$135,307	$133,094

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Tables 1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2016 and 2015. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2016	2015

Operating income (loss), as reported per GAAP	$(5,044)	$(2,985)

Stock-based compensation (1)	3,801	1,693
Severance expense	1,662	280
Environmental reserve (2)	—	931
Adjusted non-GAAP operating Income (loss)	$419	$(81)

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price

(2)	Amount recorded in the three months ended December 31, 2015 relate to estimated future remediation of an environmental matter at the Decatur, Alabama property

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP G&A EXPENSE
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2016	2015

G&A expenses, as reported per GAAP	$22,165	$19,642

Stock-based compensation (1)	(3,801)	(1,693)
Severance expense	(1,662)	(280)
Adjusted non-GAAP G&A expenses	$16,702	$17,669

(1)	Expense for stock-based compensation, of which a portion varies with the Company's stock price

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Number of business days	60	64	64	64	61

Average daily net sales	$1,122	$1,097	$1,084	$1,089	$1,065
Sequential quarter increase (decrease)	2.3%	1.2%	(0.5)%	2.3%	(3.0)%

Average active sales rep count (1)	1,007	1,007	981	949	931
Period-end active sales rep count	1,009	1,006	1,020	960	937

Sales per rep per day	$1.114	$1.089	$1.105	$1.148	$1.144
Sequential quarter increase (decrease)	2.3%	(1.4)%	(3.7)%	0.3%	(4.4)%

Net sales	$67,315	$70,199	$69,348	$69,711	$64,961
Gross profit	40,504	42,573	42,526	42,459	39,091

Gross profit percentage	60.2%	60.6%	61.3%	60.9%	60.2%

Operating expenses
Selling, general & administrative expenses	$45,548	$40,184	$42,497	$41,290	$41,145
Other operating expenses (2)	—	—	—	—	931
	45,548	40,184	42,497	41,290	42,076

Operating income (loss)	$(5,044)	$2,389	$29	$1,169	$(2,985)

(1)	Average active sales representative count represents the average of the month-end sales representative counts

(2)	The three months ended December 31, 2015 includes $0.9 million related to estimated future remediation of an environmental matter at the Decatur, Alabama property

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665